Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS THIRD QUARTER 2019 RESULTS

Record Net Income and Return on Assets

Jericho, NY – October 25, 2019 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the three and nine months ended September 30, 2019. Significant achievements during the quarter include:

•	Net income increased to $3.8 million, or $0.49 per diluted share, for the current quarter compared to net income of $3.5 million, or $0.45 per diluted share for the quarter ended June 30, 2019.

•	Returns on average assets and common equity were 2.01% and 14.58%, respectively, as compared to 1.89% and 14.04% for the trailing quarter ended June 30, 2019.

•	Supported by a strong net interest margin of 4.82%, net interest income for the third quarter increased $1.5 million, or 20%, to $8.7 million compared to the same period in 2018.
•	Total assets increased 19% annualized, or $95.8 million, to $759.7 million when compared to December 31, 2018.
•	Loans increased 19% annualized, or $65.8 million, from December 31, 2018, to $533.9 million, primarily driven by our higher yielding commercial loan portfolio.
•	Continued solid asset quality metrics with 0.20% in nonperforming loans to total loans and an allowance for loan losses to total loans of 1.26% at September 30, 2019.
•	Merchant services fees increased 153% to $3.3 million compared to the quarter ended September 30, 2018. Total fee income represented 28.4% of total revenue for the quarter.
•	Efficiency ratio improved to 54.0% for the third quarter of 2019 compared to 55.7% for the second quarter of 2019.
•

Deposits totaled $644.5 million, a $76.1 million, or 18% annualized increase from December 31, 2018 with a cost of funds of 0.44% (including demand deposits). This growth was driven by our litigation and merchant platforms.

•	Average demand deposits represent approximately 40% of our average total deposits for the three and nine months ended September 30, 2019.
•	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“Our lending and merchant platforms continue to grow, driving strong performance metrics despite the current interest rate environment and economic outlook,” stated Tony Coelho, Chairman of the Board.  “We will continue to invest resources in both verticals.”

“We continue to experience strong growth in our litigation platform despite excess liquidity in the alternative litigation finance market,” stated Andrew C. Sagliocca, President and Chief Executive Officer.

Third Quarter Earnings

Net income for the quarter ended September 30,  2019 was $3.8 million, or $0.49 per diluted share, compared to $1.7 million, or $0.22 per diluted share for the same period in 2018. Returns on average assets and common equity for the current quarter were 2.01% and 14.58% compared to 1.07% and 7.66% for the same period of 2018. The prior year quarterly results included a one-time $859 thousand after tax compensation charge. Excluding this charge net income was $2.5 million, or $0.33 per diluted share in 2018. Returns on average assets and common equity were 1.62% and 11.57% excluding the compensation charge.

Net interest income for the third quarter of 2019 increased $1.5 million, or 20.2%, to $8.7 million, primarily due to growth in average interest earning assets totaling $113.0 million, or 18.6%, to $720.4 million when compared to the same period in 2018. Our net interest margin increased to 4.82% for the third quarter of 2019 compared to 4.75% in 2018. Average loans in the quarter increased $112.3 million, or 27.0%, to $528.3 million when compared to the third quarter of 2018. Loan growth was primarily driven by commercial loans representing organic growth funded with core deposits (total deposits excluding certificates of deposit). Core deposits represent 96.9% of total deposits at September 30, 2019 while our loan-to-deposit ratio was 82.8%.

The provision for loan losses was $425 thousand for the third quarter of 2019,  a  $25 thousand decrease from the comparable period in 2018. As of September 30, 2019, Esquire had nonperforming loans to total loans of 0.20%.

Noninterest income increased $1.7 million, or 93.1%, to $3.5 million for the third quarter of 2019 as compared to third quarter 2018. Our merchant services platform experienced strong growth, offset by decreased administrative service payment (“ASP”) fees on off-balance sheet funds. Merchant processing income increased $2.0 million or 152.6% compared to the third quarter of 2018. This increase was due to the expansion of our sales channels through independent sales organizations (“ISOs”), merchants and additional fee allocation arrangements as we continue to focus on prudently growing this source of stable fee income. Other noninterest income, consisting primarily of ASP fee income,  declined by $309 thousand compared to the quarter ended September 30, 2018. Our ASP fee income is impacted by the volume and duration of off-balance sheet funds as well as short-term interest rates.

Noninterest expense increased $274 thousand, or 4.3%, to  $6.6 million for the third quarter of 2019 as compared to the third quarter of 2018. Excluding the aforementioned one-time pretax compensation charge totaling $1.2 million, noninterest expense increased $1.4 million for the third quarter of 2019. This increase was driven by increases in employee compensation and benefits, professional and consulting services and data processing costs. Employee compensation and benefits costs increased due to an increase in the number of employees as well as the impact of year end salary increases. Professional and consulting costs increased due to our IT enterprise-wide architecture assessments and other pre-development IT costs. Data processing costs were higher due to increased processing volume primarily driven by our core banking platform as well as additional costs related to certain system implementations. The Company’s efficiency ratio continued to improve to 54.0% for the three months ended September 30, 2019 as compared to 56.8% for the same period ended 2018.

The effective tax rate for the third quarter of 2019 was approximately 27%.

Year to Date Earnings

Net income for the nine months ended September 30, 2019 was $10.3 million, or $1.32 per diluted share, compared to $5.9 million, or $0.76 per diluted share for the same period in 2018. Returns on average assets and common equity for the nine months ended September 30, 2019 were 1.90% and 13.86% compared to 1.35% and 9.19% for the same period of 2018. The prior year to date results included a one-time $859 thousand after tax compensation charge. Excluding this charge, net income was $6.7 million, or $0.87 per diluted share. Returns on average assets and common equity were 1.54% and 10.54% excluding the compensation charge.

For the nine months ended September 30, 2019, net interest income increased $5.2 million, or 26.2%, to $25.3 million, primarily due to growth in average interest earning assets totaling $121.1 million, or 21.2%, to $691.9 million when compared to the same period in 2018. Our net interest margin increased to 4.88% for the nine months ended 2019 compared to 4.69%  for the same period in 2018. Average loans for the nine months ended 2019 increased $118.1 million, or 31.0%, to $499.0 million. Loan growth was primarily driven by commercial loans which represents organic growth funded with core deposits.

The provision for loan losses was $1.3 million for the nine months ended September 30, 2019, $275 thousand higher than the comparable period in 2018. The higher provision is reflective of growth as well as the composition of the loan portfolio.

Noninterest income increased $2.8 million, or 47.7%, to $8.6 million for the nine months ended 2019. Our merchant services platform experienced strong growth, offset by decreased ASP fees. Merchant processing income increased $4.5 million or 126.3% compared to the nine months ended 2018. This increase was due to the expansion of our sales channels through independent sales organizations (“ISOs”), merchants and additional fee allocation arrangements. Other noninterest income, consisting primarily of ASP fee income, declined by $1.7 million or 71.9% compared to the nine months ended September 30, 2018.

Noninterest expense increased $1.7 million, or 10.1%, to $18.6 million for the nine months ended 2019 as compared to the nine months ended 2018. Excluding the aforementioned one-time pretax compensation charge totaling $1.2 million, noninterest expense increased $2.9 million for the third quarter of 2019 driven by an increase in compensation and benefits, data processing and professional and consulting services costs.  Employee compensation and benefits costs increased due to an increase in the number of employees as well as the impact of year end salary increases. Data processing costs were higher due to increased processing volume primarily driven by our core banking platform as well as additional costs related to certain system implementations. Professional and consulting costs increased due to our IT enterprise-wide architecture assessments and other pre-development IT costs. The Company’s efficiency ratio continued to improve to 54.8% for the nine months ended September 30, 2019 as compared to 60.8% for the period ended 2018.

The effective tax rate for the nine months ended 2019 was approximately 27%.

Asset Quality

Nonperforming assets, consisting of several nonaccrual consumer loans, totaled $1.1 million as of September 30, 2019. Nonperforming assets as a percentage of total assets was 0.14%. There were no nonperforming assets as of September 30, 2018. The allowance for loan losses was $6.7 million, or 1.26% of total loans, as compared to $5.2 million, or 1.19% of total loans at September 30, 2018. The increase in the allowance as a percentage of loans was primarily related to loan growth in the commercial, commercial real estate and consumer loan categories.

Balance Sheet

At September 30, 2019, total assets were $759.7 million, reflecting a $114.1 million, or 17.7% increase from September 30, 2018. This increase is attributable to increases in loans totaling $96.1 million, or 21.9%, to $533.9 million, primarily driven by commercial attorney related, commercial real estate and consumer loans, funded with core low-cost deposits.

Total deposits were $644.5 million as of September 30, 2019, a $92.3 million, or 16.7% increase from September 30, 2018. This was primarily due to a $66.8 million, or 20.1% increase in Savings, NOW and Money Market deposits to $398.8 million and a $35.8 million, or 18.8% increase in noninterest bearing demand deposits to $225.7 million, offset by a decrease in time deposits of $10.3 million, or 33.9%, to $20.0 million. These increases were driven by commercial and escrow low-cost deposits from our litigation and merchant customers.

Stockholders’ equity increased $18.4 million to $106.9 million at September 30, 2019 compared to September 30, 2018. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

The Company anticipates continued earnings growth in 2019 driven by its lending pipelines as well as its merchant services fee income opportunities.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a bank holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements”  relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s 10-K as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	September 30,	December 31,	September 30,
	2019	2018	2018
ASSETS
Cash and cash equivalents	$61,676	$30,562	$39,840
Securities available for sale, at fair value	139,165	145,698	147,522
Securities, restricted at cost	2,665	2,583	2,403
Loans	533,949	468,101	437,883
Less: allowance for loan losses	(6,741)	(5,629)	(5,229)
Loans, net of allowance	527,208	462,472	432,654
Premises and equipment, net	2,872	2,694	2,616
Other assets	26,152	19,890	20,568
Total Assets	$759,738	$663,899	$645,603

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$225,740	$212,721	$189,960
Savings, NOW and money market deposits	398,812	335,283	332,016
Certificates of deposit	19,959	20,417	30,215
Total deposits	644,511	568,421	552,191
Other liabilities	8,324	2,704	4,917
Total liabilities	652,835	571,125	557,108
Total stockholders' equity	106,903	92,774	88,495
Total Liabilities and Stockholders' Equity	$759,738	$663,899	$645,603

Selected Financial Data
Common shares outstanding	7,541,670	7,532,723	7,445,723
Book value per share	$14.17	$12.32	$11.89
Equity to assets	14.07%	13.97%	13.71%

Capital Ratios (1)
Tier 1 leverage ratio	13.11%	13.26%	13.40%
Common equity tier 1 capital ratio	16.90%	17.54%	17.78%
Tier 1 capital ratio	16.90%	17.54%	17.78%
Total capital ratio	18.08%	18.70%	18.92%

Asset Quality
Nonperforming loans	$1,076	$—	$—
Allowance for loan losses to total loans	1.26%	1.20%	1.19%
Nonperforming loans to total loans	0.20%	—%	—%
Nonperforming assets to total assets	0.14%	—%	—%
Allowance/nonperforming loans	626.49%	—%	—%

(1) Regulatory capital ratios presented on bank-only basis.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Interest income	$9,498	$7,620	$27,303	$20,754
Interest expense	751	344	2,044	741
Net interest income	8,747	7,276	25,259	20,013
Provision for loan losses	425	450	1,250	975
Net interest income after provision for loan losses	8,322	6,826	24,009	19,038

Noninterest income:
Merchant processing income	3,284	1,300	7,994	3,532
Other noninterest income	191	500	653	2,322
Total noninterest income	3,475	1,800	8,647	5,854

Noninterest expense:
Employee compensation and benefits	3,817	4,161	10,841	10,230
Other expenses	2,787	2,169	7,752	6,661
Total noninterest expense	6,604	6,330	18,593	16,891
Income before income taxes	5,193	2,296	14,063	8,001
Income taxes	1,376	614	3,793	2,140
Net income	$3,817	$1,682	$10,270	$5,861

Earnings Per Share
Basic	$0.52	$0.23	$1.39	$0.80
Diluted	$0.49	$0.22	$1.32	$0.76
Basic - adjusted (1)	$0.52	$0.34	$1.39	$0.91
Diluted - adjusted (1)	$0.49	$0.33	$1.32	$0.87

Selected Financial Data
Return on average assets	2.01%	1.07%	1.90%	1.35%
Return on average common equity	14.58%	7.66%	13.86%	9.19%
Adjusted return on average assets (1)	2.01%	1.62%	1.90%	1.54%
Adjusted return on average common equity (1)	14.58%	11.57%	13.86%	10.54%
Net interest margin	4.82%	4.75%	4.88%	4.69%
Efficiency ratio(2)	54.0%	56.8%	54.8%	60.8%

(1)  Figures have been adjusted to exclude a $1.2 million one-time charge (pretax) related to the passing of the Company’s Executive Chairman in 2018. See non-GAAP reconciliation provided elsewhere herein.

(2)  Efficiency ratio represents noninterest expenses divided by the sum of net interest income plus noninterest income. See non-GAAP reconciliation provided elsewhere herein addressing non-recurring charges.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended September 30,
	2019			2018
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans	$528,328	$8,312	6.24%	$416,004	$6,432	6.13%
Securities, includes restricted stock	146,408	950	2.57%	157,635	1,035	2.60%
Interest earning cash	45,688	236	2.05%	33,777	153	1.80%
Total interest earning assets	720,424	9,498	5.23%	607,416	7,620	4.98%

NONINTEREST EARNING ASSETS	34,267			14,803

TOTAL AVERAGE ASSETS	$754,691			$622,219

INTEREST BEARING LIABILITIES

Savings, NOW, Money Markets	$381,533	$625	0.65%	$327,548	$291	0.35%
Time deposits	19,902	125	2.49%	17,555	41	0.93%
Total interest bearing deposits	401,435	750	0.74%	345,103	332	0.38%
Short-term borrowings	1	—	—%	1,131	7	2.46%
Secured borrowings	88	1	6.22%	273	5	7.27%
Total interest bearing liabilities	401,524	751	0.74%	346,507	344	0.39%

NONINTEREST BEARING LIABILITIES
Demand deposits	240,502			183,864
Other liabilities	8,785			4,708
Total noninterest bearing liabilities	249,287			188,572
Stockholders' equity	103,880			87,140

TOTAL AVG. LIABILITIES AND EQUITY	$754,691			$622,219
Net interest income		$8,747			$7,276
Net interest spread			4.49%			4.58%
Net interest margin			4.82%			4.75%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Nine Months Ended September 30,
	2019			2018
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans	$498,989	$23,524	6.30%	$380,918	$17,378	6.10%
Securities, includes restricted stock	151,557	3,073	2.71%	149,556	2,906	2.60%
Interest earning cash	41,326	706	2.28%	40,249	470	1.56%
Total interest earning assets	691,872	27,303	5.28%	570,723	20,754	4.86%

NONINTEREST EARNING ASSETS	30,281			11,556

TOTAL AVERAGE ASSETS	$722,153			$582,279

INTEREST BEARING LIABILITIES

Savings, NOW, Money Markets	$356,812	$1,665	0.62%	$281,768	$580	0.28%
Time deposits	20,034	375	2.50%	27,126	140	0.69%
Total interest bearing deposits	376,846	2,040	0.72%	308,894	720	0.31%
Short-term borrowings	1	—	—%	382	6	2.10%
Secured borrowings	88	4	6.08%	275	15	7.29%
Total interest bearing liabilities	376,935	2,044	0.73%	309,551	741	0.32%

NONINTEREST BEARING LIABILITIES
Demand deposits	238,485			184,382
Other liabilities	7,676			3,117
Total noninterest bearing liabilities	246,161			187,499
Stockholders' equity	99,057			85,229

TOTAL AVG. LIABILITIES AND EQUITY	$722,153			$582,279
Net interest income		$25,259			$20,013
Net interest spread			4.55%			4.54%
Net interest margin			4.88%			4.69%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

 (dollars in thousands except per share data)

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average common equity and adjusted earnings per common share, excludes the impact of a one-time charge relating to compensation expense as a result of the passing of our Executive Chairman in 2018.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

The efficiency ratio is a non-GAAP measure of expense control relative to revenue. We calculate the efficiency ratio by dividing total noninterest expenses excluding non-recurring items by the sum of total net interest income and total noninterest income, each as determined under GAAP, but excluding net gains(losses) on securities and other non-recurring income sources, if applicable, from this calculation, which we refer to as recurring revenue. We believe that this provides one reasonable measure of recurring expenses relative to recurring revenue.

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income	$3,817	$1,682	$10,270	$5,861
Add: compensation charge	-	1,173	-	1,173
Less: tax impact	-	314	-	314
Compensation charge, net	-	859	-	859
Adjusted net income	$3,817	$2,541	$10,270	$6,720

Return on average assets-GAAP	2.01%	1.07%	1.90%	1.35%
Add: compensation charge	0.00%	0.55%	0.00%	0.19%
Adjusted return on average assets	2.01%	1.62%	1.90%	1.54%

Return on average common equity-GAAP	14.58%	7.66%	13.86%	9.19%
Add: compensation charge	0.00%	3.91%	0.00%	1.35%
Adjusted return on average common equity	14.58%	11.57%	13.86%	10.54%

Diluted earnings per share-GAAP	$0.49	$0.22	$1.32	$0.76
Add: compensation charge	0.00	0.11	0.00	0.11
Adjusted diluted earnings per share	$0.49	$0.33	$1.32	$0.87

Efficiency Ratio
Net interest income	$8,747	$7,276	$25,259	$20,013
Noninterest income	3,475	1,800	8,647	5,854
Recurring revenue	$12,222	$9,076	$33,906	$25,867

Total noninterest expense	$6,604	$6,330	$18,593	$16,891
Less: compensation charge	-	1,173	-	1,173
Recurring noninterest expense	$6,604	$5,157	$18,593	$15,718

Efficiency ratio	54.0%	56.8%	54.8%	60.8%